EXHIBIT 10.1

                   AMENDMENT DATED JUNE 24, 1997 TO AGREEMENT
                                    BETWEEN
               COACH USA, INC. AND EXEL MOTORCOACH PARTNERS LLC

Coach USA, Inc. (hereinafter Coach) and Exel Motorcoach Partners LLC (hereinafter Exel) agree to enter into this Amendment, dated June 24, 1997, to amend their Agreement dated March 21, 1996.

WHEREAS, pursuant to the Agreement dated March 21, 1996, Coach has paid Exel aggregate consideration of $503,000 in cash during 1996, as compensation for its services in connection with the acquisitions of American Bus Lines Inc. and Pacific Coast Sightseeing Tours; and

WHEREAS, Coach desires to amend and terminate the Agreement dated March 21, 1996. As a result of the development of the Coach acquisition program, Coach and Exel each believe that Coach no longer needs the services of Exel in its acquisition program.

IT IS AGREED that Coach will, promptly following the close of business on the day on which Coach receives satisfactory assurances from regulatory authorities regarding approval of the next acquisition of a motorcoach business identified on the List of Motorcoach Businesses in the Agreement dated March 21, 1996 which acquisition has aggregate consideration in excess of $5 million, pay compensation to Exel in the amount of $275,000 in cash and grant Exel a warrant to purchase 100,000 shares of Coach common stock at an exercise price of $26 per share and the Agreement dated March 21, 1996 will be terminated. Such warrant will be exercisable beginning six months from, and expire two years after, the date of issuance. All terms of the warrant are attached hereto as Exhibit A.

Upon payment of this compensation, Coach and Exel will have no remaining obligations to each other in connection with Coach's acquisitions of motorcoach businesses and will terminate the Agreement dated March 21, 1996.

Coach USA, Inc.                              Exel Motorcoach Partners LLC

By: /s/ ILLEGIBLE                            By: ___________________________

Title: Senior Vice President                 Title: ________________________
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                                                                       EXHIBIT A

                                                               Date: ___________

                      WARRANTS TO PURCHASE 100,000 SHARES
                                       OF
                        COMMON STOCK OF COACH USA, INC.
                                    HELD BY
                          EXEL MOTORCOACH PARTNERS LLC

      Pursuant to the Amendment dated June 24, 1997 to Agreement Between Coach USA, Inc. and Exel Motorcoach Partners LLC (the "Amendment Agreement"), Coach USA, Inc. ("Coach") hereby grants to Exel Motorocoach Partners LLC ("Exel") the right to purchase 100,000 shares of common stock of Coach pursuant to the terms provided for below.

1. WARRANTS. The warrants granted to Exel entitle Exel, or its permitted assigns, to purchase 100,000 shares of common stock, $.01 par value, of Coach at an exercise price of $26.00 per share (such warrants to purchase shares of Coach common stock are hereinafter referred to as the "Warrants").

2. PERMITTED ASSIGNS. Exel (and Exel's member upon distribution of warrants by Exel to its members) shall have the right to assign any portion of the Warrants (a) to Paul Verrochi, Dominic Puopolo, Don Glazer and Don Boyles and (b) to anyone else as permitted by law (which assignment can be made by any of the persons listed in (a) above). Any person or entity that owns any Warrants is herein referred to as a "Holder." In the event of the death of any Holder, then such Warrants shall be exercisable by the heirs of such Holder pursuant to the terms hereunder. IN THE EVENT OF AN ASSIGNMENT TO ANYONE OTHER THAN AMERICAN BUSINESS PARTNERS LLC AND THOSE LISTED IN (a) ABOVE OR THEIR HEIRS, COACH SHALL HAVE THE RIGHT FOR TWENTY BUSINESS DAYS PRIOR TO SUCH ASSIGNMENT TO ACQUIRE ANY SUCH WARRANTS PROPOSED FOR ASSIGNMENT UPON THE SAME TERMS AND CONDITIONS AS PROPOSED BY ANY SUCH TRANSFEREE.

3. EXERCISE PERIOD. The right to exercise any of the Warrants shall begin on ______________ (six months after date of Warrant) and shall expire on
      ______________ (two years after date of Warrant). Coach has no obligation to remind or otherwise inform Exel or any Holder of a portion or all of the rights to exercise Warrants of the pending expiration or expiration of the Warrant exercise period.

4. EXERCISE OF WARRANTS. During the period in which any Warrants can be exercised the Holder shall deliver written notice to Coach setting forth the number of shares with respect to which the Warrant is to be exercised, together with cash, certified check, bank draft, wire transfer, or postal or express money order payable to the order of Coach for an amount equal to the exercise price of the shares being purchased.
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5.    ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event that any dividend or other distribution (whether in the form of cash, common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of common stock or other securities, liquidation, dissolution, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Holders, then the Board of Directors shall, in such manner as it may deem equitable, adjust any or all of the number and kind of shares that may be issued in respect of Warrants and the exercise price of Warrants (or, if deemed appropriate, the Board may make provision for a cash payment with respect to any Warrants). In addition, the Board is authorized to make adjustments in the terms and conditions of Warrants in recognition of unusual of nonrecurring events (including, without limitation, events described in the preceeding sentence) affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

6. REGISTRATION UNDER SECURITIES LAWS. Coach shall prepare and file with the United States Securities and Exchange Commission a registration statement on Form S-3 in which it registers the sale to the Holders of the shares of common stock to be issued upon exercise of Warrants. Coach shall use reasonable efforts to secure and maintain the effectiveness of such registration statement. Coach shall also list for trading the shares issuable upon exercise of any Warrants on the New York Stock Exchange or such other primary exchange on which the share of Coach common stock are traded. Coach shall not be obligated to make any other filings with any other regulatory authorities in connection with making the shares issued upon exercise of any Warrants available for public resale.

7. ADMINISTRATION. In the event a dispute or interpretation of the provisions of the Warrants is required then the Board of Directors of Coach shall be the administrator and ultimate decision maker in connection with such interpretation.